CONSULTING AGREEMENT


     This Consulting Agreement ("Agreement") is entered into as of December 10, 1997, by and between Netter Digital Entertainment, Inc., a Delaware corporation ("Company") and Geoffrey Talbot ("Consultant") with reference to the following facts:

     A.	Company is in the business of digital entertainment
production and services and the manufacture and distribution of lighting products (collectively, the "Business").

     B.	Consultant has expertise in managing companies engaged in
the Business, in developing business plans for companies engaged in the Business, in identifying and analyzing other companies which might be acquired by or merged into the Company to augment and enhance the Business, and in advising the Company concerning its operations and financial growth.

     C.	Consultant was formerly Acting Chief Financial Officer and
a member of the Board of Directors of the Company.

     D.	Company now wishes to engage Consultant, and Consultant
wishes to provide services to Company, in the capacity of an independent consultant on the terms and conditions set forth below.

     E.	Company acknowledges that Consultant is the Chief
Executive Officer and a full-time employee of J. C. Williamson Entertainment Inc. ("JCW") and that JCW may at times be in a competitive position with the Company in the marketplace.

     NOW, THEREFORE, the parties agree as follows:

     1.	Engagement.  Commencing effective as of the date of this
Agreement, and continuing thereafter for a period of three (3) months, Company engages Consultant, and Consultant hereby accepts such engagement with Company, to render independent consulting services regarding Company's operations and, in particular, the organization, implementation and operation of the Business, including, but not limited to, reviewing business plans for the Company, advising the Company concerning its operations and financial growth (but not including identifying and/or analyzing other companies which might be acquired by or merged into the Company, which services, if requested by Company, shall be the subject of a separate mutual agreement).
Consistent with his primary duty to JCW, Consultant shall use reasonable efforts and judgment to promote the business of the Company during the term of this Agreement. Consultant shall render service as and when requested by the Company; provided (i) the Company shall give Consultant not less than one day's notice of the Company's intention to utilize the services of Consultant and (ii) Consultant shall not be required to reschedule any business appointments or travel arrangements he otherwise may have. Further, notwithstanding any other provision of this Agreement, Consultant shall not be required to render services outside the greater Los Angeles area or for a period exceeding ten (10) hours per month.

     2.	Compensation.  In consideration for the services to be
performed by Consultant, the Company shall grant to Consultant (i) a base consulting fee at the rate of $500.00 per month (payable monthly commencing with the date hereof) and (ii) an option to acquire 150,000 shares of the common stock of the Company upon the terms and conditions set forth in a Stock Option Agreement, which Stock Option Agreement shall be in the form attached hereto as Exhibit "A". In addition, Company shall reimburse Consultant for his reasonable out-of-pocket expenses incurred at Company's request, provided such expenses are pre-approved by the Company and are supported by vouchers or receipts detailing the expenses for which reimbursement is being claimed.

     3.	Registration of Shares.  The Company agrees to use
reasonable efforts to cause the shares subject to the Stock Option Agreement to be registered pursuant to a Form S-8 on or before December 20, 1997.

     4.	Independent Contractor.  In the performance of its duties
and obligations hereunder, Consultant shall at all times act and perform in the capacity of an independent contractor. Company shall neither have nor exercise any control or direction over the methods by which Consultant shall perform its services, it being the sole interest of Company to assure that the services shall be performed and the results achieved in a competent, efficient and satisfactory manner. Company shall have no responsibility to Consultant for income tax withholding, payroll taxes, worker's compensation, unemployment or disability insurance, group medical insurance, pension or profit sharing contributions, or other benefits extended to employees of Company.

     5.	No Contracting Authority.  Unless expressly authorized in
writing in advance by Company, Consultant shall not have any power or authority to bind Company by any contract or engagement or pledge its credit, or render it liable for any purpose or in any amount.

     6.	Termination.  This Agreement may be terminated at any time
(i) by mutual agreement, or (ii) by the Company "for cause" if Consultant dies or is permanently disabled, or materially breaches any of his obligations or agreements hereunder (the cure of which breach is not commenced within thirty (30) days after written notice thereof and thereafter diligently prosecuted to completion by Consultant), or (iii) by Consultant "for cause" if the Company materially breaches any of its obligations or agreements hereunder (the cure of which breach is not commenced within thirty (30) days after written notice thereof and thereafter diligently prosecuted to completion by the Company).

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     7.	General Provisions.

          a.	Subject to Paragraph 7.e below, the rights and
obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.

          b.	Any notice to be given to Company under the terms of
this Agreement shall be addressed to Company at the address of its principal place of business, and any notice to be given to Consultant shall be addressed to him at his home address last shown on the records of Company, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed duly given when deposited in the United States mail, certified or registered mail, postage prepaid, addressed as aforesaid or when served personally.

          c.	Either party's failure to enforce any provision or
provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

          d.	This Agreement contains the entire agreement between
the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

          e.	The rights under this Agreement shall not be
assignable nor the duties delegable by either party without the prior written consent of the other, except that Company may assign its rights hereunder in connection with the sale of all or substantially all of its assets or business. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless so stated to the contrary.

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          f.	This Agreement shall be construed, interpreted and enforced
in accordance with the laws of the State of California.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


"COMPANY"	                              	"CONSULTANT"

Netter Digital Entertainment, Inc.


By: /s/ Douglas Netter				               /s/ Geoffrey Talbot
    --------------------------          -------------------------
    Douglas  Netter, Chairman			         Geoffrey Talbot
















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